Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Animal Health International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-142521) on Form S-8 of Animal Health International, Inc. of our reports dated September 9, 2008, with respect to the consolidated balance sheets of Animal Health International, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of years in the three-year period ended June 30, 2008 and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the 2008 Annual Report on Form 10-K of Animal Health International, Inc.

Our report dated September 9, 2008, contains an explanatory paragraph that states that Animal Health International, Inc. adopted the provisions of the Financial Accounting Standards Board's (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109" in fiscal year 2008, and adopted the provisions of the FASB's Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” in fiscal year 2007.

/s/ KPMG LLP

Dallas, Texas
September 9, 2008